Receivable Acquisition & Management Corporation Announces Letter of Intent to Purchase Agility Professional Services LLC Propelling them into what is expected to be the $53 Billion Healthcare Information Technology Market Place by 2014

October 1, 2010 (PR Newswire)

FORT LEE, N.J., October 1, 2010 -- Receivable Acquisition & Management Corporation (NASDAQ Bulletin Board: RCVA), announced today that it has signed a Letter of Intent ("LOI") to acquire 100% of the outstanding shares of Agility Professional Services LLC. (“Agility”) in a tax free exchange of like kind.

Healthcare Information Technology is estimated to grow to $53 billion by 2014; growing at a compounded annual growth of 14%. Large part of the impetus is coming from the American Recovery and Reinvestment Act of 2009 (ARRA 2009) which includes the Health Information Technology for Economic and Clinical Health Act, also known as HITECH. HITECH has allocated $19 billion to hospitals and physicians who demonstrate Meaningful Use of Electronic Medical Records. This law also requires the use of Electronic Healthcare Records (EHR) Systems by 2015. Considering only 4% of the 788,000 physicians in the United States currently have fully functional EHR systems and only 13% have limited access, this represents a tremendous opportunity for companies providing EMR & EHR systems and related services and Agility is making significant inroads in this space.

“The acquisition of Agility is the start of an aggressive campaign by RCVA to acquire other companies in this sector over the next 24-36 months,” Said Gobind Sahney, Chairman of RCVA. “The current $1.2 Billion Electronic Health Records (EHR) market is expected to grow by circa 400% by 2013, reaching $9.3 Billion in 3 years. The acquisition of Agility will allow us to immediately jump start ourselves in this space and give us the base to become a major player.” Mr. Sahney concluded by saying that, “An average medical facility with 10+ Physicians will spend at least twice the cost of EHR software on required infrastructure development which Agility can provide.”

Founded in 2009, Agility is tracking a 12 month revenue run rate of approximately $2 Million with growing pipeline of business and profitable.   Subject to the execution of a definitive purchase agreement, satisfactory completion of due diligence, and other customary closing conditions, the transaction is expected to close within the next 45 days.

About Agility:

Agility is an IT consulting firm focused on software application development and Healthcare Information Technology and Services. They offer state of the art solutions to Healthcare Providers that significantly improve compliance, productivity and revenue while driving down costs. Agility provides web based and client server based Electronic Medical Records (EMR), Electronic Health Records (EHR), IT Infrastructure and billing solutions. IT has partnered with leading EMR/EHR companies in the US with 43,000+ users.

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